Exhibit 99.1

HUTTIG BUILDING PRODUCTS REPORTS

FOURTH QUARTER AND FULL YEAR RESULTS

Net Sales of $264.5 Million

EPS from Continuing Operations of $0.16

ST. LOUIS, MO, February 6, 2006 – Huttig Building Products, Inc. (NYSE: HBP), a leading domestic distributor of millwork, building materials and wood products, announced results for the three and twelve months ended December 31, 2005.

Summary of Fourth Quarter Results

(In millions, except per share data)	Three Months Ended December 31, 2005		Three Months Ended December 31, 2004
Net Sales	$264.5		$224.8
Gross Margin	$53.6	20.3%	$42.3	18.8%
Operating Expenses	$46.1	17.4%	$37.4	16.6%
Operating Profit, Excluding Gain on Disposal of Capital Assets	$6.1	2.3%	$3.6	1.6%
Operating Profit, Including Gain on Disposal of Capital Assets	$6.1	2.3%	$7.3	3.2%
Income from Continuing Operations	$3.3	1.2%	$3.8	1.7%
EPS from Continuing Operations (diluted)	$0.16		$0.19

Huttig reported net sales of $264.5 million for the 2005 fourth quarter, an 18% increase over the year ago period. Operating profit was $6.1 million in the 2005 fourth quarter, or 2.3% of net sales, compared to $3.6 million, or 1.6% of net sales in the 2004 fourth quarter, excluding a $3.7 million gain on disposal of capital assets in the 2004 fourth quarter. In the 2005 fourth quarter, income from continuing operations decreased 13% to $3.3 million, for an EPS from continuing operations of $0.16 per diluted share. This compares to income from continuing operations of $3.8 million, or $0.19 per diluted share, in the 2004 fourth quarter, which included the gain on disposal of capital assets.

“In the fourth quarter, our operating results continued to benefit from our aggressive market and product expansion strategies. Millwork and building product sales increased 20% and 28%, respectively, over the prior year quarter,” said Michael A. Lupo, Huttig President and CEO. “In addition, our national footprint and high service levels continue to drive sales to national accounts, which represented 31% of our fourth quarter sales. Demand remains especially strong in the Southeast and West. These two regions accounted for approximately 64% of our fourth quarter sales. Our gross margin benefited from the richer product mix of millwork and building products along with increased annual vendor rebates as a result of higher 2005 product purchase volumes as compared to the prior year.”

“Our Riviera Beach, FL facility remains closed due to damage as a result of Hurricane Wilma and we do not expect the facility to re-open until late summer or early fall.” Mr. Lupo said. “On a positive note, we have been effective at serving our South Florida customers from our other Florida facilities. Our 2005 fourth quarter results reflect a $0.2 million loss due to damages to the Riviera Beach facility and its contents. We also experienced lower fourth quarter sales in the South Florida service area due to the reduced construction activity that immediately followed the hurricane. We believe the negative impact of Hurricane Wilma on our fourth quarter results was approximately $0.01 per diluted share. However, in 2006 we expect to record an additional insurance recovery on the inventory damaged at this facility once our insurance claim is settled.”

New branches, primarily Dallas, but also Atlanta, Minneapolis and Long Island, accounted for approximately eleven percentage points of the 18% year over year growth in net sales in the quarter.

Same branch sales increased approximately 7% over the prior year quarter, due to increased millwork and building products sales. As compared to the prior year quarter, excluding the 2004 fourth quarter gain on disposal of capital assets, operating profit growth exceeded sales growth as a result of increased operating leverage. Strong sales in the Southeast and West, an improved product mix and higher 2005 vendor rebates more than offset the effects of higher fuel costs, soft housing activity in a number of Midwest and Northeast markets, and operating losses at the new start-up branches as these branches continue to ramp up.

Summary of Annual Results

(In millions, except per share data)	Twelve Months Ended December 31, 2005		Twelve Months Ended December 31, 2004
Net Sales	$1,097.2		$938.4
Gross Margin	$212.5	19.4%	$182.0	19.4%
Operating Expenses	$177.3	16.2%	$152.6	16.3%
Operating Profit, Excluding Gain on Disposal of Capital Assets	$29.6	2.7%	$24.3	2.6%
Operating Profit, Including Gain on Disposal of Capital Assets	$32.1	2.9%	$28.9	3.1%
Income from Continuing Operations	$17.1	1.6%	$15.6	1.7%
EPS from Continuing Operations (diluted)	$0.84		$0.78

Net sales of $1,097.2 million in the 2005 year represented a 17% increase over the year ago period. Operating profit increased approximately 11% to $32.1 million, which included a $2.5 million gain on disposal of capital assets in 2005 as compared to a $4.6 million gain in 2004. Excluding these gains, operating profit increased approximately 22% and represented 2.7% of net sales in 2005 compared to 2.6% of net sales in 2004. Income from continuing operations totaled $17.1 million, or $0.84 per diluted share, compared to $15.6 million, or $0.78 per diluted share, in the prior year period. The 2005 results reflect an effective tax rate of 37.8% as compared to 34.5% in 2004 due to the closure of multi-year audits in 2004.

New branches, primarily Dallas, accounted for approximately ten percentage points of the 17% year over year sales growth. Same branch sales increased approximately 7% due to increased sales of millwork and building products. As compared to the prior year, sales of building products, millwork and engineered wood increased 22%, 20% and 16%, respectively, while sales of commodity wood products decreased 2%. Sales and gross profit growth in 2005 more than offset operating losses at new start-up branches and lower operating margins at several expanded branches as these investments ramp up, as well as higher fuel costs and executive severance costs. In addition, strong sales in the Southeast and West compensated for soft housing activity in a number of Midwest and Northeast markets.

Net cash provided by continuing operating activities increased to $15.8 million for the year ended December 31, 2005, from $5.5 million for 2004. Bank debt net of cash decreased to $24.3 million at December 31, 2005 from $32.9 million at December 31, 2004. At December 31, 2005, total debt to equity was 28.9% compared to 41.2% at December 31, 2004.

Outlook

“Although we expect housing starts to be down modestly in 2006 as compared to 2005, we believe our market and product expansion strategies along with our focus on national accounts will generate increased sales and operating leverage in 2006,” commented Mr. Lupo. “We are forecasting that our 2006 net sales will approach $1.2 billion and that income from continuing operations will be in the range of $0.86 to $0.96 per diluted share, versus $0.84 per diluted share in 2005. The 2005 results included a gain on the disposal of capital assets of $2.5 million, or $.08 per diluted share. Our 2006 forecast assumes no significant gains or losses on disposals of capital assets. As a result, excluding gains on disposal of capital assets, the 2006 forecast for income from continuing operations per diluted share would represent an increase of 13% to 26% over $0.76 per diluted share in 2005.”

Huttig intends to begin expensing stock options and other share-based compensation in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R effective in the first quarter of 2006. Huttig’s 2006 forecast reflects the expensing of stock options and other share-based compensation in accordance with SFAS No. 123R of approximately $0.06 per diluted share, whereas 2005 results included non-cash equity compensation expense of $0.02 per diluted share.

Conference Call

Management will host a conference call on Tuesday, February 7, 2006, at 10:30 AM Eastern Time (9:30 AM Central Time) to discuss financial results for the fourth quarter ended December 31, 2005. To access the conference call, please dial 1-800-473-1292 approximately ten minutes prior to the scheduled time. A replay of the conference call will be available through February 17, 2006 by dialing 1-877-519-4471. The required PIN number for the replay is 6950859.

About Huttig

Huttig Building Products, Inc., currently in its 121st year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 45 distribution centers serving 47 states. The Company’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes, and cover approximately 85% of the country’s housing starts.

Forward Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Contact: Nancy Ahillen, Investor Relations, 314-216-2600, nahillen@huttig.com.

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HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$264.5	$224.8	$1,097.2	$938.4

Cost of sales	210.9	182.5	884.7	756.4

Gross margin	53.6	42.3	212.5	182.0

Operating expenses	46.1	37.4	177.3	152.6
Depreciation and amortization	1.4	1.3	5.6	5.1
Gain on disposal of capital assets	—	(3.7)	(2.5)	(4.6)

Operating profit	6.1	7.3	32.1	28.9

Other Expense:
Interest expense, net	(1.1)	(1.2)	(4.6)	(4.6)
Write-off of unamortized loan fees	—	—	—	(0.5)

Total other expense, net	(1.1)	(1.2)	(4.6)	(5.1)

Income from continuing operations before income taxes	5.0	6.1	27.5	23.8
Provision for income taxes	1.7	2.3	10.4	8.2

Income from Continuing Operations	3.3	3.8	17.1	15.6

Income from Discontinued Operations, net of taxes	—	(0.3)	1.3	3.3

Net Income	$3.3	$3.5	$18.4	$18.9

Income from Continuing Operations Per Share - Basic	$0.16	$0.20	$0.85	$0.80
Income from Discontinuing Operations Per Share - Basic	—	(0.02)	0.07	0.17

Net Income Per Share - Basic	$0.16	$0.18	$0.92	$0.97

Average diluted shares outstanding (thousands)	20,071	19,440	19,917	19,437

Income from Continuing Operations Per Share - Diluted	$0.16	$0.19	$0.84	$0.78
Income from Discontinuing Operations Per Share - Diluted	—	(0.02)	0.06	0.17

Net Income Per Share - Diluted	$0.16	$0.17	$0.90	$0.95

Average diluted shares outstanding (thousands)	20,461	20,006	20,389	19,870

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN MILLIONS)

	December 31, 2005	December 31, 2004
ASSETS
Cash	$1.4	$1.9
Trade Accounts Receivable	85.3	73.1
Inventory	99.7	74.2
Net Assets Held for Sale	—	7.9
Property, Plant and Equipment and Other Assets	80.4	57.9

	$266.8	$215.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable	$88.5	$58.9
Accrued and Other Liabilities	37.7	30.3
Bank Debt	25.7	34.8

	151.9	124.0

Total Shareholders’ Equity	114.9	91.0

Total Liabilities and Shareholders’ Equity	$266.8	$215.0

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(UNAUDITED)

(IN MILLIONS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3.3	$3.5	$18.4	$18.9
Adjustments to reconcile net income to cash used in operations (excluding the effect of dispositions):
Net income from discontinued operations	—	0.3	(1.3)	(3.3)
Depreciation & amortization	1.3	1.4	6.0	5.7
Gain on disposal of capital assets	—	(3.8)	(2.5)	(4.6)
Deferred income taxes	0.4	(1.1)	2.4	3.8
Changes in operating assets and liabilities:	—	—
Trade accounts receivable	33.5	23.6	(9.9)	(11.9)
Inventories	10.2	20.3	(17.2)	(7.9)
Trade accounts payable	(6.3)	(20.2)	24.6	(0.9)
Other	(4.4)	(0.7)	(4.7)	5.7

Net cash provided by operating activities of continuing operations	38.0	23.3	15.8	5.5
Net cash provided by (used in) operating activities of discontinued operations	—	6.0	(1.0)	(0.4)

Total cash provided by (used in) operating activities	38.0	29.3	14.8	5.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2.0)	(0.8)	(6.5)	(3.1)
Acquisition of Texas operations	—	—	(15.0)	—
Proceeds from disposition of capital assets	0.1	5.0	2.8	6.2
Proceeds from disposition of discontinued operations	—	0.2	10.8	20.7

Total cash provided by (used in) investing activities	(1.9)	4.4	(7.9)	23.8

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital lease obligations	—	(0.3)	(1.4)	(1.5)
Repayment of debt, net	(38.4)	(46.2)	(9.0)	(28.7)
Debt issue costs	—	(0.2)	—	(1.8)
Proceeds from exercise of stock options	—	—	3.0	—

Total cash (used in) financing activities	(38.4)	(46.7)	(7.4)	(32.0)

NET (DECREASE) IN CASH	(2.3)	(13.0)	(0.5)	(3.1)
CASH, BEGINNING OF PERIOD	3.7	14.9	1.9	5.0

CASH, END OF PERIOD	$1.4	$1.9	$1.4	$1.9